Exhibit 23


                            INDEPENDENT AUDITORS' CONSENT





          The Board of Directors
          El Chico Restaurants, Inc.:


          We consent to incorporation by reference in the registration statement (No. 33-63474) on Form S-8 of El Chico Restaurants, Inc. of our report dated February 7, 1996, relating to the consolidated balance sheets of El Chico Restaurants, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three year period ended December 31, 1995, which report appears in the December 31, 1995 annual report on Form 10-K of El Chico Restaurants, Inc.





                                               KPMG Peat Marwick LLP



          Dallas, Texas
          March 17, 1996
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